UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2006

Novoste Corporation

(Exact name of registrant as specified in its charter)

Florida	0-20727	59-2787476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 International Blvd. Norcross, GA	30093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 717-0904

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 3, 2006, Novoste Corporation (the “Company”) entered into the First Amendment to Letter Agreement, effective as of January 1, 2006 (the “First Amendment”), amending the letter agreement, dated as of November 11, 2005 (the “Letter Agreement”), between the Company and Daniel G. Hall, the Company’s Vice President, General Counsel and Secretary. As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 2005 (the “Form 8-K”), the Company and Mr. Hall entered into the Letter Agreement providing that Mr. Hall would continue to be employed by the Company through December 31, 2005 and that Mr. Hall would receive salary and certain other payments from the Company.

The First Amendment provides for the extension of Mr. Hall’s employment by the Company through January 31, 2006, at which time his employment with the Company will terminate. The First Amendment further provides that during such extended period, Mr. Hall will be entitled to receive his base salary at the rate currently in effect and all accompanying benefits of employment, plus an incentive retention payment of $16,250 payable on January 31, 2006 unless Mr. Hall terminates his employment with the Company prior to such date. All other terms and conditions of the Letter Agreement as described in the Form 8-K remain unchanged and in full force and effect.

The above description of the First Amendment does not purport to be a complete statement of the parties’ rights and obligations under such agreement. The above description is qualified in its entirety by reference to the First Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Pursuant to the First Amendment described above under Item 1.01, Mr. Hall and the Company agreed that Mr. Hall’s employment with the Company would terminate effective January 31, 2006.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	First Amendment to Letter Agreement, effective January 1, 2006, between Novoste Corporation and Daniel G. Hall

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVOSTE CORPORATION

By:	/s/ Daniel G. Hall
Daniel G. Hall
Vice President, Secretary and General Counsel

Date: January 6, 2006

EXHIBIT INDEX

10.1	First Amendment to Letter Agreement, effective January 1, 2006, between Novoste Corporation and Daniel G. Hall